CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen Integrated Corporate Relations, Inc. 203/682-8211

Exhibit 99.1

FOR IMMEDIATE RELEASE

MARINEMAX REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

CLEARWATER, FL, November 1, 2007 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced results for its fourth fiscal quarter and its fiscal year ended September 30, 2007.

Revenue was $318.2 million for the quarter ended September 30, 2007 compared with $323.6 million for the comparable quarter last year. Same-store sales declined approximately 1%, or $3.4 million, compared with a 14% increase in the comparable quarter last year. Revenue from stores recently opened or closed that were not eligible for inclusion in the same-store sales base declined $2.0 million. Net income was $6.6 million, or $0.35 per diluted share, compared with net income of $12.6 million, or $0.66 per diluted share, for the fourth quarter of fiscal 2006.

Revenue grew 3.5% to $1.26 billion for the fiscal year ended September 30, 2007 compared with $1.21 billion for fiscal 2006. Same-store sales declined less than 1% compared with a 7% increase for last fiscal year. Revenue from stores recently opened, acquired or closed that were not eligible for inclusion in the same-store sales base was $66.8 million. Net income for the fiscal year ended September 30, 2007 was $20.1 million, or $1.04 per diluted share, compared with net income of $39.4 million, or $2.08 per diluted share, for last fiscal year. The Company’s results for the fiscal year ended September 30, 2007 included $0.18 per diluted share for the settlement of certain tax positions under an initiative offered by one of the states in which the Company operates; $0.07 per diluted share arising from the proceeds of business interruption insurance for claims associated with Hurricane Wilma in 2006; $0.03 per diluted share arising from the gain on the sale of the Company’s corporate plane; and $0.02 per diluted share arising from the gain on insurance proceeds associated with damages to the Company’s Missouri facilities. Excluding these items, earnings per diluted share were $0.74 for the year ended September 30, 2007. The Company’s results for the fiscal year ended September 30, 2006, included after-tax expenses of approximately $0.04 per diluted share, for direct costs incurred during the first quarter of 2006 associated with Hurricane Wilma.

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William H. McGill, Jr., Chairman, President and Chief Executive Officer stated, “Fiscal 2007 has been a challenging year for the marine industry, with a widely reported double digit drop in retail unit sales. While the softness has made it more difficult for us to maintain the profitability that we desire, we have capitalized on our strengths to substantially outperform the industry and deliver significant market share gains through an increase in unit sales. We believe the investments we have made to grow market share will yield an increase in future revenue as our customers trade into larger products, displaying their passion for boating. Our ability to deliver results that are far greater than the industry is proof that our retailing strategies are matched with the desires of the consumers.”

Mr. McGill continued, “As expected, our gross margins decreased and our costs incurred to generate our sales volume have increased in a difficult environment. Our balance sheet continues to gain strength, which creates an additional competitive advantage in a soft, fragmented industry. Through a planned reduction in purchases and our retail sales efforts, our dollar level of inventory has decreased from the end of the June quarter as we anticipated. Looking forward, our visibility is limited but industry data suggests that retail sales have not improved. Our financial strength and retailing strategies position us to capitalize on growth opportunities as they occur and will allow us to emerge from this challenging environment with greater earnings potential.”

Based on current business conditions, retail trends and other factors, the Company expects its earnings per share for its fiscal year ending September 30, 2008 to range from $0.60 to $0.80 on a fully diluted basis. The Company’s 2008 guidance assumes a low single digit decline in same-store sales on an annual basis and excludes the impact from any material acquisitions that it may complete.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Cabo, Hatteras, Grady White, Ferretti Yachts, Pershing, Riva, Mochi Craft, Apreamare and Bertram the Company sells new and used recreational boats and related marine products and provides yacht brokerage services. The Company currently operates 88 retail locations in Alabama, Arizona,inal California, Colorado, Connecticut, Delaware, Florida, Georgia, Maryland, Minnesota, Missouri, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina, Tennessee, Texas and Utah. MarineMax is a New York Stock Exchange-listed company.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include expectations regarding fiscal 2008, projected inventory purchases, company performance compared with industry performance as well as expected market share gains and long-term revenue and earnings growth. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to reduce inventory, accomplish the goals and strategies, anticipated revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenue	$318,189	$323,622	$1,255,985	$1,213,541
Cost of sales	234,772	230,044	956,251	906,781

Gross profit	83,417	93,578	299,734	306,760
Selling, general, and administrative expenses	67,082	67,017	245,224	222,806

Income from operations	16,335	26,561	54,510	83,954
Interest expense	5,410	5,661	26,955	18,616

Income before income tax provision	10,925	20,900	27,555	65,338
Income tax provision	4,299	8,293	7,486	25,956

Net income	$6,626	$12,607	$20,069	$39,382

Basic net income per common share	$0.36	$0.69	$1.08	$2.18

Diluted net income per common share	$0.35	$0.66	$1.04	$2.08

Weighted average number of common and common equivalent shares used in computing net income per common share:
Basic	18,535,907	18,318,092	18,618,611	18,028,562

Diluted	19,064,068	19,009,231	19,289,231	18,928,735

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	September 30,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,375	$25,113
Accounts receivable, net	57,333	57,589
Inventories, net	478,039	462,847
Prepaid expenses and other current assets	8,997	8,445
Deferred tax assets	6,485	4,486

Total current assets	581,229	558,480
Property and equipment, net	118,960	122,215
Goodwill and other intangible assets, net	121,174	116,195
Other long-term assets	4,515	4,673

Total assets	$825,878	$801,563

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,980	$37,398
Customer deposits	33,420	17,170
Accrued expenses	27,044	24,415
Short-term borrowings	326,000	321,500
Current maturities of long-term debt	4,396	4,532

Total current liabilities	410,840	405,015
Deferred tax liabilities	11,971	11,639
Long-term debt, net of current maturities	26,437	32,654
Other long-term liabilities	3,071	2,368

Total liabilities	452,319	451,676
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at September 30, 2007 and 2006	—	—
Common stock, $.001 par value, 24,000,000 shares authorized, 18,379,864 and 18,529,524 shares issued and outstanding at September 30, 2007 and 2006, respectively	19	19
Additional paid-in capital	167,912	156,618
Retained earnings	220,375	200,306
Accumulated other comprehensive income	28	507
Treasury stock, at cost, 719,600 and 336,300 shares held at September 30, 2007 and September 30, 2006	(14,775)	(7,563)

Total stockholders’ equity	373,559	349,887

Total liabilities and stockholders’ equity	$825,878	$801,563

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